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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated July 21, 1999 except for the effects of the reincorporation in Delaware described in Note 1, as to which the date is September 1, 1999 and the effects of the stock split and settlement agreement as described in Note 9, as to which the date is December 13, 1999, relating to the financial statements of AdStar.com, Inc. which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP



Woodland Hills, California


December 14, 1999